EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prologis, Inc.:

We consent to the incorporation by reference in Registration Statement Nos. 333-78699, 333-81475, 333-75951, and 333-195316 on Form S-3; Registration Statement Nos. 333-173891 and 333-172741 on Form S-4; and Registration Statement Nos. 333-42015, 333-78779, 333-90042, 333-100214, 333-144489, 333-177378,  333-178955, and 333-181529 on Form S-8 of Prologis, Inc. of our reports dated February 14, 2017, with respect to the consolidated balance sheets of Prologis, Inc. and subsidiaries as of  December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Prologis, Inc. and Prologis L.P.

Our report dated February 14, 2017 refers to a change in the method of accounting for discontinued operations and a change in the method for classifying distributions received from equity method investees.

/s/ KPMG LLP

Denver, Colorado

February 14, 2017